Exhibit 99.1

Janux Therapeutics Announces Pricing of $60 Million Underwritten Offering of Common Stock and Pre-Funded Warrants

SAN DIEGO, July 17, 2023 – Janux Therapeutics, Inc. (Nasdaq: JANX) (Janux), a clinical-stage biopharmaceutical company developing a broad pipeline of novel immunotherapies by applying its proprietary technology to its Tumor Activated T Cell Engager (TRACTr) and Tumor Activated Immunomodulator (TRACIr) platforms, today announced the pricing of an underwritten offering of 4,153,717 shares of its common stock and pre-funded warrants to purchase 583,483 shares of common stock. The shares of common stock are being sold at a price of $12.46 per share and the pre-funded warrants are being sold at a price of $12.459 per pre-funded warrant, which represents the per share price for the common stock less the $0.001 per share exercise price for each such pre-funded warrant. The gross proceeds from the offering to Janux are expected to be approximately $60 million, before deducting underwriting discounts and commissions and offering expenses. The offering is expected to close on or about July 19, 2023, subject to the satisfaction of customary closing conditions.

BofA Securities, Inc. is acting as sole book-runner for the offering.

The shares are being offered by the company pursuant to a Registration Statement on Form S-3 previously filed and declared effective by the SEC. A final prospectus supplement and the accompanying prospectus relating to the offering will also be filed with the SEC. These documents can be accessed for free through the SEC’s website at www.sec.gov.

When available, a copy of the final prospectus supplement and the accompanying prospectus relating to the offering may also be obtained from: BofA Securities, Inc., Attention: Prospectus Department, NC1-004-03-43, 200 North College Street, 3rd Floor, Charlotte, North Carolina 28255, via telephone at (800) 294-1322 or via email at dg.prospectus_requests@bofa.com.

This press release does not constitute an offer to sell or a solicitation of an offer to buy, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful before registration or qualification under the securities laws of such state or jurisdiction.

Forward-Looking Statements

This news release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding, among other things, the ability to close the offering, expected gross proceeds and timing for the closing of the offering. Factors that may cause actual results to differ materially include general economic and market conditions; and satisfaction of customary closing conditions related to the offering. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “promise,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “designed,” “goal,” or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties Janux faces, please refer to Janux’s periodic and other filings with the Securities and Exchange Commission, which are available at www.sec.gov. Such forward-looking statements are current only as of the date they are made, and Janux assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Investors:

Andy Meyer

Janux Therapeutics

ameyer@januxrx.com

(202) 215-2579

Media:

Jessica Yingling, Ph.D.

Little Dog Communications Inc.

jessica@litldog.com

(858) 344-8091